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                                                                EXHIBIT 11

                             PANAVISION INC.

                    COMPUTATION OF EARNINGS PER SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       -----------------------
                                                       QUARTER ENDED MARCH 31,
                                                       -----------------------
                                                          1997         1996
                                                       ----------   ----------

WEIGHTED AVERAGE SHARES OUTSTANDING. . . . . . . .       18,155       13,706

SHARES AND OPTIONS CONSIDERED OUTSTANDING FOR
   ALL PERIODS UNDER SAB 55, USING THE TREASURY
   STOCK METHOD. . . . . . . . . . . . . . . . . .        1,196        1,571
                                                       ----------   ----------

     TOTAL . . . . . . . . . . . . . . . . . . . .       19,351       15,277
                                                       ----------   ----------
                                                       ----------   ----------
NET INCOME . . . . . . . . . . . . . . . . . . . .      $ 3,518      $ 1,196
                                                       ----------   ----------
                                                       ----------   ----------
NET INCOME PER COMMON SHARE. . . . . . . . . . . .      $   .18      $   .08
                                                       ----------   ----------
                                                       ----------   ----------
----------

NOTE:  Primary and fully diluted net income per share are the same.